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                    [FIRST BANCTRUST CORPORATION LETTERHEAD]

For further Information:

At First BancTrust:                          At The Investor Relations Company:
Terry J. Howard                              Brien Gately or
President and Chief Executive Officer        Karl Plath
(217) 465-0260                               (847) 296-4200         EXHIBIT 99.1


FOR IMMEDIATE RELEASE

            FIRST BANCTRUST CORPORATION REPORTS THIRD-QUARTER RESULTS

             -  NET LOAN PORTFOLIO INCREASES 8.3% TO $115.3 MILLION
             -  NEW BANK FACILITY OPENS IN GROWING SAVOY AREA


PARIS, ILLINOIS, NOVEMBER 10, 2004--First BancTrust Corporation (Nasdaq: FBTC) today reported third-quarter net income of $299,000, or 12 cents per diluted share, compared with $536,000, or 22 cents per diluted share, a year earlier. All share data has been adjusted to account for the 2-1 stock split effective May 21, 2004.

For the nine months ended September 30, 2004, net income was $849,000, or 35 cents per diluted share, compared with $1.5 million, or 62 cents per diluted share, for the prior-year period.

"We increased our net loan portfolio by 8.3 percent to $115.3 million, continuing our focus on originating quality loans as part of our strategy to improve core banking business," said Terry J. Howard, president and chief executive office. "This also represents a nearly 4 percent increase over our loan portfolio at the close of the second quarter as we work to lessen the effects of the substantial decrease in fees and other income related to the mortgage refinancing boom of a year ago. The growing loan portfolio should have a beneficial effect in future quarters."

Howard noted net interest income increased slightly during the quarter to $1.7 million while the provision for loan losses decreased to $126,000 from $151,000. That resulted in a 2.4 percent increase in net interest income to $1.6 million after provisions for loan losses.

"We also have benefited from our focus on other sources of revenue, including a 15 percent increase in customer service fees to $241,000 from $209,000 in last year's third quarter," Howard said. "Still, the decrease in mortgage refinancing affected other noninterest income categories, including gains on sales of loans, which decreased to $87,000 from $239,000; other service charges and fees, which dropped to $199,000 from $231,000; and abstract and title fees, down to $94,000 compared with $110,000 a year earlier.

"Overall, we also were affected by what we believe is a temporary squeeze in the current interest rate environment," Howard said. "Short-term rates--the basis for our cost of funds--went up slightly while long-term rates--the basis of what our customers pay us--have dropped slightly in recent months. As a result, our net interest margin for the quarter was down to 3.36 percent from 3.46 percent last year."

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EXPANDING CHAMPAIGN-URBANA PRESENCE

"We conducted our grand opening of the newly built full-service facility in Savoy in the Champaign-Urbana market in mid September," Howard said. "We look forward to contributions from this facility in future periods. The Champaign-Urbana area, home of the University of Illinois, enjoys rates of growth in population, housing and income that are higher than statewide and national averages. That contrasts sharply with our traditional markets in Paris and Marshall, Illinois, which have below-average growth rates.

"As a result of recently enacted state legislation that permits state-chartered banks such as ours to open branches in Indiana, we also are examining possible expansion sites in fast-growing areas west of Indianapolis," Howard said. "We are especially targeting growing communities along U.S. 36 west of Indianapolis that are very similar to the Savoy market. We also continue to explore additional expansion in the Champaign-Urbana area and other growing communities south along Interstate 57.

ASSETS, DEPOSITS

Total assets at September 30, 2004, were $224.7 million compared with $226.2 million at December 31, 2003. Deposits were $158.7 million compared with $163.0 million at year-end 2003.

"Overall, we believe our growing loan portfolio coupled with greater customer fee income are indicators of continued success in increasing our portfolio of quality residential and commercial loans and focusing on increasing retail banking fees," Howard said. "As we begin to benefit from our new Savoy presence, which includes a much more vibrant housing market than our traditional locations as well as greater opportunities for commercial business, we expect ongoing gains across all our product lines."

ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall and Savoy, Illinois.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                              ... TABLES FOLLOW ...

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                           FIRST BANCTRUST CORPORATION
                         SELECTED FINANCIAL INFORMATION
                   (in thousands of dollars except share data)

--------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA                                                                                  SEPT. 30,          DEC. 31,
                                                                                                      2004               2003
                                                                                                   (unaudited)
                                                                                                   -----------        ----------
  Total Assets                                                                                     $  224,683         $  226,194
  Cash And Cash Equivalents                                                                             9,705             10,294
  Investment Securities                                                                                83,097             93,742
  FHLB Stock                                                                                            4,193              4,006
  Loans Held For Sale                                                                                     834                453
  Loans, Net Of Allowance For
     Loan Losses Of $2,305 And $2,124                                                                 115,256            106,411
  Deposits                                                                                            158,653            163,028
  Federal Home Loan Bank advances                                                                      35,500             35,500
  Total Stockholders' Equity                                                                           27,234             26,391

  Book Value Per Common Share                                                                      $    10.89         $    10.56

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SUMMARY OF OPERATIONS                                         3 MONTHS ENDED SEPTEMBER 30,          9 MONTHS ENDED SEPTEMBER 30,
                                                                2004               2003               2004               2003
                                                             ----------         ----------         ----------         ----------
                                                                                         (unaudited)
  Interest Income                                            $    2,821         $    2,861         $    8,648         $    8,880
  Interest Expenses                                               1,081              1,134              3,269              3,468

  Net Interest Income                                             1,740              1,727              5,379              5,412

  Provision For Loan Losses                                         126                151                388                484

  Net Interest Income After Provision For Loan Losses             1,614              1,576              4,991              4,928
  Noninterest Income                                              1,022              1,126              2,622              3,045
  Noninterest Expense                                             2,171              1,867              6,315              5,665

  Income Before Income Tax                                          465                835              1,298              2,308
  Income Tax Expense                                                166                299                449                801

  Net Income                                                 $      299         $      536         $      849         $    1,507

SHARE DATA
  Weighted Avg. Shares Out. - Basic                           2,271,313          2,260,434          2,260,285          2,303,118
  Weighted Avg. Shares Out. - Diluted                         2,418,342          2,401,300          2,420,902          2,429,380

  Basic Earnings Per Share                                   $     0.13         $     0.24         $     0.38         $     0.65
  Diluted Earnings Per Share                                 $     0.12         $     0.22         $     0.35         $     0.62

RATIOS BASED ON NET INCOME
  Return on Average
    Stockholders' Equity                                           4.51%              8.33%              4.25%              7.57%
    Return On Average Assets                                       0.54%              0.95%              0.50%              0.94%